Exhibit 10.32

Exclusive Technical Consulting and Services Agreement

(Xiandai Technology)

EXCLUSIVE TECHNICAL CONSULTING AND SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (“PRC”) as of July 18, 2007, by and between the following two parties (the “Parties”).

Party A: Hongcheng Technology Development Co., Ltd.

Address:

Legal Representative:

Party B: Xiandai Xingye Network Technology Co., Ltd.

Address:

Legal Representative:

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise incorporated and existing in PRC, owns a wide range of resources and has the expertise to provide the technical and consulting services;

2.	Party B, a limited liability company incorporated and registered in PRC, engages in the business of development of network technology and software, provision of technology service and training, provision of Internet service (“Business”); and

3.	Party A agrees to provide technical consulting and relevant services to Party B and Party B agrees to accept such technical consulting and services on the terms and conditions herein.

NOW THEREFORE, through mutual consultations, the Parties have reached the following agreements:

1.	Scope of Services and Exclusivity

1.1	Scope of Service. During the term of this Agreement, Party A agrees to provide relevant technical consulting and services to Party B (“Services”) (the scope of Services is specified in Appendix 1) in accordance with terms and conditions of this Agreement.

1.2	Exclusivity. Party B agrees to engage Party A to provide the Services and to accept all the technical consulting and services provided by Party A under this Agreement. Party B further agrees that, without Party A’s prior written consent,

1.3	during the term of this Agreement, Party B shall not accept any Services contemplated under this Agreement from any third party and shall not cooperate with any third party regarding the matters contemplated herein. Notwithstanding the foregoing, Party A may from time to time appoint in its sole discretion other parties to provide Party B with the Services.

2.	Service Fee

2.1.	The Parties agree that Party B shall pay Party A the service fees (“Service Fee”) according to Appendix 2 for Party A’s Services provided hereunder.

2.2.	Party A has the right to appoint its employee or a qualified accountant (“Party A’s Authorized Representative”), at its own expenses, to inspect and audit the accounting books of Party B for the purpose of determining or verifying the amount of the Service Fee. Party B shall provide Party A with documents, accounting books, recordation and data required by Party A in order to enable Party A’s Authorized Representative to audit the accounting books and determine the amount of the Service Fee. Unless a big discrepancy or mistake occurs, the amount determined by Party A’s Authorized Representative shall be the amount of the Service Fee.

2.3.	Unless otherwise agreed upon by the parties, the Service Fee paid by Party B in accordance with this Agreement shall not be subject to any deduction or offset.

2.4.	In addition to the Service Fee, Party B shall pay Party A any and all actual costs and expenses arising out of provision of the technical and consulting services under this Agreement, including but not limited to costs related travel, printing and postage.

2.5.	In the event Party B fails to pay the Service Fee or any other fee when the same is due and payable, Party B shall pay to Party A liquidated damages in the amount of 0.05% of the delayed payment per day for each day such fee remains unpaid after the date such fee is due.

3.	Intellectual Property Rights

3.1.	Party A shall be the sole and exclusive owner of all right, title, and interest in and to any intellectual property arising from the performance of this Agreement, including but not limited to, any copyrights, patents, patent applications, trademarks, software, know-how, technical data and trade secrets, whether developed or created by Party A and/or Party B.

3.2.

If such development is conducted on the basis of Party B’s intellectual property, Party B shall ensure that such intellectual property is free and clear from any encumbrances and does not infringe the rights of others, otherwise Party B shall indemnify Party A for any and all damages incurred by Party A arising out of or related to its use of such intellectual property. If Party A shall be liable to any third party by reason thereof, Party A shall be compensated in full by Party B, as long as Party A has compensated the third party.

3.3.	Party B shall have the right to use all of Party A’s intellectual property rights newly created in accordance with the foregoing provisions with consideration. The Parties shall enter into separate agreements in writing to stipulate the scope and manner of use of such intellectual property rights and the licensing fees.

4.	Representations and Warranties

4.1.	Party A hereby represents and warrants to Party B as follows:

4.1.1.	Party A is a company legally organized, registered and validly existing under the laws of the PRC;

4.1.2.	Party A’s execution, delivery and performance of this Agreement is within its corporate capacity and the scope of its business operations;

4.1.3.	Party A has taken all necessary actions to secure appropriate authorization, approval and consent to enter into this Agreement and execution, delivery and performance of the Agreement will not violate any restrictions in law or agreements otherwise binding or having an impact on Party A; and

4.1.4.	This Agreement constitutes Party A’s legal, valid and binding obligations enforceable according to its terms.

4.2.	Party B hereby represents and warrants to Party A as follows:

4.2.1.	Party B is a company legally organized, registered and validly existing under the laws of the PRC with full power and authority to own, operate and lease its assets or properties and to conduct the Business as currently being conducted or contemplated to be conducted. Party B is authorized by all necessary and appropriate government authorities to conduct the Business;

4.2.2.	All consents, approvals, authorizations and permits necessary for the execution, delivery and performance by Party B of this Agreement have been duly and lawfully obtained, and Party B has full right, power and capacity to execute, deliver and perform this Agreement. The execution and performance of this Agreement is within the scope of its business operations;

4.2.3.	The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not (i) violate any laws and regulations of the PRC, (ii) conflict with or result in a breach or violation of any contracts to which Party B is a party; or (iii) violate any conditions of licenses or permits necessary to the Business; and

4.2.4.	This Agreement constitutes Party B’s legal, valid and binding obligations enforceable according to the terms and conditions hereof.

5.	Confidentiality

5.1.	The Parties agree to take reasonable measures to protect and maintain the confidentiality of all confidential data and information that disclosed to or acquired by them in connection with this Agreement and explicitly identified as confidential by the disclosing Party (the “Confidential Information”). No Party shall disclose, give or transfer any Confidential Information to any third party without prior written consent of the disclosing party. Upon termination or expiration of this Agreement, the receiving Party shall, at the request of the disclosing Party, return any documents, information or software containing any Confidential Information to the owner or disclosing Party, or destroy such Confidential Information with the consent of the owner or disclosing Party, and shall delete any such Confidential Information from any memory devices, and cease any and all use of such Confidential Information. The receiving Party shall only disclose the Confidential Information to its employees, agents or professional consultants who need to know such Confidential Information and shall cause such employees to observe the confidential obligations hereunder. If requested by Party A, Party B, and Party B’s employees, agents or professional consultants shall enter into a nondisclosure agreement with Party A for the purpose of protecting Confidential Information.

5.2.	The restrictions stipulated in Article 5.1 shall not apply to:

5.2.1.	the information available to the public at the time of disclosure;

5.2.2.	the information that becomes available to the public after disclosure not due to the fault of the receiving Party;

5.2.3.	the information that the receiving party can prove to be independently developed by the receiving party without giving any reference to the Confidential Information of the disclosing party; and

5.2.4.	the information disclosed as required by law, government authorities or stock exchange institute, or disclosed to the legal counsel and financial consultant.

5.3.	Both Parties agree that this Article shall survive the modification, recession or termination of this Agreement for any reason and shall continue to be in effect perpetually.

6.	Effectiveness and Term

6.1.	This Agreement is executed on the date first above written and shall take effect retroactively as of November 7, 2000. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be ten (10) years (the “Initial Term”).

6.2.	Upon expiration of the Initial Term and each Additional Term thereafter, unless Party A sends a notice of termination in writing prior to the expiration, this Agreement shall automatically be renewed for an additional term of ten (10) years (each an “Additional Term”).

6.3	Unless otherwise provided herein, if the operation duration of any Party expires within the Initial Term or any Additional Term of this Agreement, such Party shall promptly extend its operation duration in order to ensure the continuous effectiveness and enforceability of this Agreement. If such Party fails to obtain the approval or consent on extension of its operation duration from the competent governmental authority, this Agreement shall terminate upon the expiration of the operation duration of such Party.

7.	Termination

7.1	Notwithstanding the foregoing, Party A or Party B may terminate this Agreement prior to the expiration of the term under the following events:

7.1.1.	the performance of this Agreement is prevented by any events of force majeure (as defined in Section 9.1 below) for a period of six (6) months; or

7.1.2.	subject to the applicable law, a Party becomes insolvent or is subject to bankruptcy or any similar proceedings which would prevent the ability of such Party to conduct its business.

7.2.	During the term of this Agreement, except otherwise provided under this Agreement, Party B shall not terminate this Agreement. Party A shall have the right to terminate this Agreement at any time after giving thirty (30) days’ prior written notice to Party B.

7.3.	The rights and obligations of the Parties under Articles 3, 5 and 8 of this Agreement shall survive its termination.

8.	Indemnification

8.1.	Party B shall indemnify and hold harmless Party A from and against any damages, losses, injuries, obligations or expenses of any lawsuit, claims or other demands of Party A arising from or in connection with the Services provided by Party A under this Agreement or at the request of Party B, except where such damages, losses, injuries, obligations or expenses arise solely from the gross negligence or willful misconduct of Party A.

9.	Force Majeure

9.1.	A Party shall not have any liability for the failure to perform any contractual obligation resulting from any event that is beyond the control of such affected Party (including, without limitations, strikes or lock-outs, war, acts of governments, fire, explosion, typhoon, flood, earthquake, any other acts of God) (an “Event of Force Majeure”).

9.2.	Subject to Section 7.1.1, the time for performance of the relevant obligations shall be appropriately extended by the duration of the occurrence of the Event of Force Majeure.

10.	Governing Law and Settlement of Disputes

10.1.	Governing Law. The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of the PRC.

10.2.	Settlement of Disputes. In the event of any dispute with respect to or in connection with the construction and performance of the provisions of this Agreement, the Parties shall first negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within thirty (30) days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for binding arbitration, in accordance with the then-effective arbitration rules of CIETAC. The arbitration proceedings shall be conducted by three arbitrators in Chinese and shall take place in Beijing. The arbitration award shall be final and binding on both Parties.

10.3.	During any dispute, each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters under dispute.

11.	Notices

11.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be in English or Chinese, and delivered personally, or sent by registered mail, postage prepaid, by a qualified courier service or by facsimile transmission to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1.	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery at the address specified for notices.

11.1.2.	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	For the purposes of notices, the contact information of the Parties are as follows:

To Party A:

Address:

Fax:

Attention:

To Party B:

Address:

Fax:

Attention:

Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

12.	Miscellaneous

12.1.	Assignments. Without Party A’s prior written consent, Party B shall not assign or transfer all or any of its rights, benefits or obligations under this Agreement. Party B agrees that Party A may assign its rights, benefits or obligations under this Agreement to any third party in its sole discretion.

12.2.	Amendments. No amendment or modification of this Agreement shall be made unless a written agreement is signed by both Parties. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

12.3.	No Implied Waivers. Party A may exercise its rights under this Agreement as often as necessary to protect its interests, and such rights are in addition to any rights applicable to Party A under law. Party A shall not be deemed to waive any of its rights except specifically waived in writing. Party A’s delay in exercising any right is not a waiver of its right, unless the applicable laws stipulate otherwise.

12.4.	Further Assurances. Party B shall execute and deliver such other documents and do such other acts and things as Party A may request in order to fulfill Party B’s obligations under this Agreement and protect Party A’s interests.

12.5.	Entire Agreement. This Agreement and appendices hereto, constitute the entire agreement between the Parties hereto, and supersede all previous proposals, agreements or other written or oral communications between the Parties concerning the subject matter of this Agreement. All appendices referred to herein are incorporated in this Agreement by reference and constitute an integral part of this Agreement.

12.6.	Severability and Replacement. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect in accordance with any applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace any such invalid, illegal or unenforceable provision with effective provisions that will accomplish the intentions of the Parties to the greatest extent permitted by law, and the economic interests of such effective provisions shall be as close as possible to the economic interests of those invalid, illegal or unenforceable provisions.

12.7.	Languages. This Agreement is executed in English and Chinese in as many originals as necessary. Both language versions shall have the equal validity. In case of any discrepancy between the English version and the Chinese version, the English version shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(Execution Page)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

Party A:	Hongcheng Technology Development Co., Ltd.

(Chop)

By:	/s/ Shawn Ding
Name:	Shawn Ding
Title:	COO

Party B:	Xiandai Xingye Network Technology Co., Ltd.

(Chop)

By:	/s/ Julia Huang
Name:	Julia Huang
Title:	GM

Appendix 1: The Scope of Services

Party A shall provide the following technical and consulting services to Party B:

1.	website design

2.	maintenances of the machine room and website;

3.	network technology development;

4.	provision of necessary technical platform for the operation of Party B;

5.	provision and maintenances of the office network;

6.	integrated security services for the website;

7.	design and implementation of the integrated structure of the network of the website, including the installation of the server system and 7x 24 daily maintenances.

8.	development and test of new products;

9.	provision of maintenance of online payment system and billing system.

10.	marketing plan of new products and introduction service of new products;

11.	conception, creation, design, update and maintenance of the web pages;

12.	maintenance of the clients service platform;

13.	training of the employees;

14.	study and analysis on Internet technology market and other related markets;

15.	public relations services; and

16.	other services the Parties may agree upon.

Appendix 2: Calculation and Payment of the Service Fee

1.	The Service Fee payable hereunder shall be determined, calculated and paid in accordance with this Appendix 2.

2.	In the Initial Term of this Agreement, the Service Fee shall be an amount equal to 80% of Party B’s annual gross revenue. The Service Fee may be adjusted by mutual agreement of the Parties to appropriately reflect the value of the services provided under this Agreement. In adjusting or setting the Service Fee the Parties shall consider, the following factors:

2.1.	the technical difficulty and complexity of technical consulting and services;

2.2.	the time taken by Party A’s employees for the technical consulting and services;

2.3.	the specific content and commercial value of the technical consulting and services;

2.4.	the market reference price of technical consulting and services of the same category.

If at any time and for any reason Party A believes that the then applicable Service Fee pricing mechanism is no longer acceptable, it shall provide Party B written notice of the same and shall propose in such notice a new pricing mechanism. Party B shall actively negotiate with Party A in good faith within ten (10) working days after receiving the written notice of Party A with a view to agreeing upon a new pricing mechanism. If Party B fails to respond to such notice with such ten-working day period, Party B shall be deemed to have agreed to and accepted the proposed pricing mechanism set forth in the notice.

3.	The Service Fee shall be due annually and shall be paid in one annual installment, provided, however, that if Party B has no capability to pay the Service Fee due to its actual operation situation in any given year, then with the consent of Party A, the Service Fee payable with respect to that year shall be postponed, and shall not be due and payable, until the end of the next succeeding year in which Party B makes a profit. Within thirty (30) days of year end, Party A shall deliver to Party B an invoice for the previous year’s Service Fee. Party B shall pay the Service Fee into the bank account designated by Party A within ten (10) working days after receiving the invoice from Party A, and Party B shall fax or post a copy of the payment certificate to Party A within ten working days after making the payment.